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                                                                     EXHIBIT 6.2


                             STOCK PLEDGE AGREEMENT


     STOCK PLEDGE AGREEMENT, dated as of September 20, 1995, between CVF, Inc. ("Pledgor") and CVF Corp. ("Pledgee").

                             W I T N E S S E T H :

     WHEREAS, Pledgor and Pledgee have entered into a Service Agreement dated as of September 20, 1995 (the "Service Agreement"), pursuant to which Pledgor has agreed to provide certain management services to Pledgee and pay certain expenses of Pledgee (the "Financial Obligations");

     WHEREAS, Pledgor has agreed to provide security for the performance of the Financial Obligations;

     NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and in the Service Agreement, the parties hereto agree as follows.

     1. Definitions. Capitalized terms used but not defined herein and defined in the Service Agreement are used herein as therein defined. References to this "Agreement" shall mean this Stock Pledge Agreement as the same may be in effect at the time such reference becomes operative, including all amendments, modifications and supplements hereto and any exhibits or schedules to any of the foregoing.

     2. Pledge. In order to secure the payment in full of all of the Financial Obligations, Pledgor hereby pledges, assigns, grants a security interest in, transfers and delivers unto Pledgee each of the following (the "Collateral"):

           (a) all of Pledgor's right, title and interest in and to all shares (the "Pledged Shares") of capital stock described in Schedule I hereto and the certificates, if any, representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

           (b) all other rights appurtenant to the property described in clause
      (a) above (including, without limitation, voting rights); and

           (c) all cash and noncash proceeds of the foregoing.

Certificates representing the Pledged Shares set forth on Schedule I hereto, accompanied by proper instruments of assignment duly executed in blank by Pledgor, are herewith delivered to Pledgee.

     3. Representations and Warranties. Pledgor hereby represents and warrants to Pledgee that as of the date hereof:



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           (a) Pledgor is the sole holder of record and beneficial owner of the
      Pledged Shares set forth on Schedule I hereto, free and clear of any pledge, hypothecation, assignment, lien, charge, claim, security interest, option, preference, priority or other preferential arrangement of any kind or nature whatsoever ("Lien") thereon or affecting the title thereto.

           (b) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable, and Pledgor has the right and all requisite corporate authority to pledge, assign, grant a security interest in, transfer and deliver the Collateral to Pledgee as provided herein.

           (c) This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

           (d) No consent, approval, authorization or other order of any Person is required for (i) the execution and delivery of this Agreement by Pledgor or the delivery by Pledgor of the Collateral to Pledgee as provided herein, or (ii) for the exercise by Pledgee of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of the Collateral by laws affecting the offering and sale of securities generally.

           (e) Upon the delivery to Pledgee of the certificates representing the Pledged Shares, Pledgee will have a valid and perfected security interest therein subject to no prior Lien.

     The representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Agreement.

     4. Rights of Pledgor. Unless Pledgor shall have failed to satisfy its Financial Obligations:

           (a) Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement.

           (b) Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends (except cash dividends paid or payable in respect of the total or partial liquidation) paid on the Pledged Shares; provided, however, that until actually paid, all rights to such dividends shall remain subject to the Lien of this Agreement.
      All dividends (other than cash dividends governed by the immediately preceding sentence) and all other distributions in respect of any of the Collateral, whenever paid or made, shall be delivered to Pledgee and held by it subject to the Lien created by this Agreement.

     5. Covenants. Pledgor covenants and agrees that until the termination of this Agreement:

           (a) Pledgor will not, without the prior written consent of Pledgee, sell, assign, transfer, mortgage, pledge or otherwise encumber any of its rights in or to the Collateral or any dividends or other distributions or payments with respect thereto or grant a Lien on any thereof.



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           (b) Pledgor will, at its own expense, execute, acknowledge and deliver all such instruments and take all such action as Pledgee from time to time may reasonably request in order to ensure to Pledgee the benefits of the first priority Lien on and to the Collateral intended to be created by this Agreement.

           (c) Pledgor will defend the title to the Collateral and the Lien of Pledgee thereon against the claim of any Person claiming against or through Pledgor and will maintain and preserve such Lien so long as this Agreement shall remain in effect.

           (d) Unless Pledgor shall have given Pledgee not less than 30 days' prior notice thereof, Pledgor will not change (i) its name, identity or corporate structure in any manner or (ii) the location of its chief executive office.

     6. Remedy. Upon the failure of the Pledgor to perform its Financial Obligations under the Service Agreement during any fiscal quarter, the Pledgee may repurchase for $0.01 per share the number of Pledged Shares equal to the unpaid dollar amount of the Financial Obligations, divided by the Market Price of the Pledged Shares. For purposes hereof, "Market Price" shall equal the 90 day weighted average trading price of the Pledged Shares over the prior quarter.

     7. Exoneration of Pledgee. Other than the exercise of reasonable care in the custody and preservation of the Collateral, Pledgee shall have no duty with respect thereto. Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by Pledgee in good faith.

     8. Waiver. No delay on Pledgee's part in exercising any right hereunder, and no notice or demand which may be given to or made upon Pledgor by Pledgee with respect to any right hereunder, shall constitute a waiver thereof, or limit or impair Pledgee's right to take any action or to exercise any right hereunder, without notice or demand, or prejudice Pledgee's rights as against Pledgor in any respect.

     9. Assignment. Neither party may assign its rights under this agreement, except that in the event of assignment by Pledgee of its rights under the Service Agreement in accordance therewith, the party to whom such assignment is made shall be entitled to Pledgee's rights hereunder.

     10. Termination. At such time as (a) all Financial Obligations have been fully satisfied and (b) the Service Agreement shall have been terminated, Pledgee shall deliver to Pledgor the Collateral at the time subject to this Agreement and all instruments of assignment executed in connection therewith, free and clear of the Lien hereof and all of Pledgor's obligations hereunder shall thereupon terminate. When so released, such Collateral shall be free and clear of any lien or encumbrance hereunder.

     11. Expenses. Pledgor will reimburse Pledgee for all expenses (including reasonable expenses for legal services of every kind) of, or incidental to the preparation or enforcement of any of the provisions of, this Agreement or any enforcement, collection, compromise or settlement of any of the Collateral and for the care of the Collateral and defending or asserting the rights and claims of Pledgee in respect of the Collateral, by litigation or otherwise, including but not limited to expenses of insurance and the fees and expenses of counsel for Pledgee. All such expenses shall be deemed additional Financial Obligations.


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     12. Miscellaneous.

           (a) Pledgee may execute any of its duties hereunder by or through agents or employees. Pledgee may consult with legal counsel and any action taken or suffered in good faith in accordance with the advice of such counsel shall be full justification and protection to it.

           (b) Neither Pledgee nor any of its officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for their own gross negligence or willful misconduct and Pledgee shall not be liable for any error of judgment made by it in good faith.

           (c) This Agreement shall be binding upon Pledgor and its successors and assigns, and shall inure to the benefit of, and be enforceable by, Pledgee and its successors, transferees and assigns. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except in writing duly signed for and on behalf of Pledgee and Pledgor.

           (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.


     13. Further Assurances; Pledgee May Perform.

           (a) At Pledgor's expense, Pledgor will do all such acts, and will furnish to Pledgee all such financing statements, certificates, legal opinions and other documents and will do or cause to be done all such other things as Pledgee may reasonably request from time to time in order to give full effect to this Agreement and to secure the rights intended to be granted to Pledgee hereunder. To the extent permitted by applicable law, Pledgor hereby authorizes Pledgee to execute and file, in the name of Pledgor or otherwise, Uniform Commercial Code financing statements (which may be photocopies of this Agreement) which Pledgee in its sole discretion may deem necessary or appropriate.

           (b) If Pledgor fails to perform any act required by this Agreement, Pledgee may perform, or cause performance of, such act, and the expenses of Pledgee incurred in connection therewith shall be governed by Section 11 hereof.

     14. Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon receipt after transmittal by hand or by Federal Express or similar service, or five business days after deposit in the United States mails, registered first class mail, with proper postage prepaid. Failure to comply with the provisions set forth above with respect to the delivery of copies shall not impair the validity of any notice otherwise complying with the terms hereof.


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     15. Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Pledge Agreement to be duly executed as of the date first above written.



                                     CVF Corp.


                                     /s/ Jeffrey Dreben
                                     --------------------------------
                                     By: Jeffrey Dreben
                                     Title: President



                                     CVF, Inc.


                                     /s/ Jeffrey Dreben
                                     --------------------------------
                                     By: Jeffrey Dreben
                                     Title: President



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